Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated May 23, 2022, the prospectus supplement dated June 27, 2022 and the underlying supplement dated June 27, 2022 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Free writing prospectus dated September 19, 2024 (to the Prospectus dated May 23, 2022, the Prospectus Supplement dated June 27, 2022 and the Underlying Supplement dated June 27, 2022)	Filed Pursuant to Rule 433 Registration Statement No. 333-265158

Barclays Bank PLC – Bearish PLUS Based on the Inverse Performance of the S&P 500® Index due April 3, 2025

This document provides a summary of the terms of the Bearish PLUS. Investors must carefully review the accompanying pricing supplement, the prospectus, prospectus supplement and underlying supplement, as well as the “Risk Factors” on the following page, prior to making an investment decision.

Summary Terms	Bearish PLUS Payoff Diagram*

Issuer:	Barclays Bank PLC
Underlier:	S&P 500® Index (Bloomberg ticker symbol “SPX<Index>”)
Pricing date:	September 30, 2024
Original issue date:	October 3, 2024
Valuation date:	March 31, 2025
Maturity date:	April 3, 2025
Payment at maturity:

You will receive on the maturity date a cash payment per Bearish PLUS determined as follows:

•

If the final underlier value is less than the initial underlier value:

the lesser of (a) $1,000 + leveraged downside payment and (b) maximum payment at maturity

•

If the final underlier value is greater than or equal to the initial underlier value:

the greater of (a) $1,000 + ($1,000 × bearish underlier return) and (b) $0

This amount will be less than or equal to the stated principal amount of $1,000 and could be zero. Investors may lose their entire initial investment in the Bearish PLUS.

Maximum payment at maturity:	At least $1,273.00 per Bearish PLUS (at least 127.30% of the stated principal amount) (to be determined on the pricing date)
Leveraged downside payment:	$1,000 × leverage factor × underlier return
Leverage factor:	300%
Bearish underlier return:	(initial underlier value – final underlier value) / initial underlier value
Initial underlier value:	The closing level of the underlier on the pricing date
Final underlier value:	The closing level of the underlier on the valuation date
CUSIP/ISIN:	06745Y2A9 / US06745Y2A92
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the accompanying pricing supplement.
Pricing supplement:	http://www.sec.gov/Archives/edgar/data/312070/000095010324013762/dp218170_424b2 -6381ms.htm
Payment on the Bearish PLUS is not guaranteed by any third party and is subject to the creditworthiness of Barclays Bank PLC and the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

Hypothetical Payment at Maturity*
Bearish Underlier Return	Payment at Maturity	Total Return on Securities
-110.00%	$0.00	-100.00%
-100.00%	$0.00	-100.00%
-90.00%	$100.00	-90.00%
-80.00%	$200.00	-80.00%
-70.00%	$300.00	-70.00%
-60.00%	$400.00	-60.00%
-50.00%	$500.00	-50.00%
-40.00%	$600.00	-40.00%
-30.00%	$700.00	-30.00%
-20.00%	$800.00	-20.00%
-10.00%	$900.00	-10.00%
-5.00%	$950.00	-5.00%
-2.50%	$975.00	-2.50%
0.00%	$1,000.00	0.00%
2.50%	$1,075.00	7.50%
5.00%	$1,150.00	15.00%
9.10%	$1,273.00	27.30%
10.00%	$1,273.00	27.30%
20.00%	$1,273.00	27.30%
30.00%	$1,273.00	27.30%
40.00%	$1,273.00	27.30%
50.00%	$1,273.00	27.30%
60.00%	$1,273.00	27.30%
70.00%	$1,273.00	27.30%
80.00%	$1,273.00	27.30%
90.00%	$1,273.00	27.30%
100.00%	$1,273.00	27.30%

* The graph and table above assume a hypothetical maximum payment at maturity of $1,273.00 per Bearish PLUS (127.30% of the stated principal amount) and reflect the leverage factor of 300%. The actual maximum payment at maturity will be determined on the pricing date.

Our estimated value of the Bearish PLUS on the pricing date, based on our internal pricing models, is expected to be between $950.00 and $981.60 per Bearish PLUS. The estimated value is expected to be less than the initial issue price of the Bearish PLUS. See “Additional Information Regarding Our Estimated Value of the Bearish PLUS” in the accompanying pricing supplement.

U.K. Bail-in Power Acknowledgment

Notwithstanding and to the exclusion of any other term of the Bearish PLUS or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Bearish PLUS (or the trustee on behalf of the holders of the Bearish PLUS), by acquiring the Bearish PLUS, each holder and beneficial owner of the Bearish PLUS acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

The Underlier

For more information about the underlier, including historical performance information, see the accompanying pricing supplement.

Risk Factors

An investment in the Bearish PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Bearish PLUS. Some of the risks that apply to an investment in the Bearish PLUS are summarized below, but we urge you to read the more detailed explanation of risks relating to the Bearish PLUS generally in the “Risk Factors” sections in the accompanying pricing supplement and the prospectus supplement. You should not purchase the Bearish PLUS unless you understand and can bear the risks of investing in the Bearish PLUS.

Risks Relating to the Bearish PLUS Generally

•	The Bearish PLUS do not pay interest or guarantee the return of any principal.
•	The Bearish PLUS provide inverse exposure to the underlier.
•	The appreciation potential of the Bearish PLUS is limited by the maximum payment at maturity.
•	Any payment on the Bearish PLUS will be determined based on the closing levels of the underlier on the dates specified.
•	Investing in the Bearish PLUS is not equivalent to investing in (or taking a short position in) the underlier or the securities composing the underlier.
•	The U.S. federal income tax consequences of an investment in the Bearish PLUS are uncertain.

Risks Relating to the Issuer

•	Any payments on the Bearish PLUS are subject to issuer credit risk.
•	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority.

Risks Relating to the Underlier

•	Adjustments to the underlier could adversely affect the value of the Bearish PLUS.
•	Governmental legislative or regulatory actions, such as sanctions, could adversely affect your investment in the Bearish PLUS.

Risks Relating to Conflicts of Interest

•	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the Bearish PLUS.
•	We and our affiliates, and any dealer participating in the distribution of the Bearish PLUS, may engage in various activities or make determinations that could materially affect your Bearish PLUS in various ways and create conflicts of interest.

Risks Relating to the Estimated Value of the Bearish PLUS and the Secondary Market

•	The Bearish PLUS will not be listed on any securities exchange, and secondary trading may be limited.
•	The market price of the Bearish PLUS will be influenced by many unpredictable factors.
•	The estimated value of your Bearish PLUS is expected to be lower than the initial issue price of your Bearish PLUS.
•	The estimated value of your Bearish PLUS might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market.
•	The estimated value of the Bearish PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.
•	The estimated value of your Bearish PLUS is not a prediction of the prices at which you may sell your Bearish PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Bearish PLUS and may be lower than the estimated value of your Bearish PLUS.
•	The temporary price at which we may initially buy the Bearish PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Bearish PLUS.

Tax Considerations

You should review carefully the section entitled “Additional Information about the Bearish PLUS—Tax considerations” in the accompanying pricing supplement.

In the event that any of the terms set forth or defined in this document conflict with the terms or defined terms set forth in the accompanying pricing supplement, the terms or defined terms set forth in the accompanying pricing supplement will control.